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                                                                  Exhibit 10(a)


                             AMENDED AND RESTATED
       FORMULA STOCK OPTION PLAN FOR NONEMPLOYEE DIRECTORS OF ALLIANCE
                             PHARMACEUTICAL CORP.


            AS APPROVED BY THE SHAREHOLDERS ON NOVEMBER 16, 1995

     Each person who is a nonemployee director of Alliance Pharmaceutical Corp. (the "Corporation") shall (i) upon his or her initial election to the Board of Directors of the Corporation be granted an option for 25,000 shares of common stock, $.01 par value, of the Corporation ("Common Stock"), which shall be exercisable in four annual installments of 6,250 shares each with the first installment being at his or her initial election and the remaining installments becoming exercisable on the date of each annual meeting of the Corporation ("Annual Meeting"), thereafter that such person is a director, until fully exercisable, and (ii) upon the third Annual Meeting following his or her initial election and at each Annual Meeting thereafter that such person remains a nonemployee director, automatically be granted an option to acquire 7,500 shares of Common Stock. Except as otherwise described above, all options are immediately exercisable in full on the date of grant. Options granted to nonemployee directors shall have a term of ten (10) years from the date of issuance, are granted at exercise prices equal to the fair market value on the date of grant, and shall be granted under and subject to the Corporation's 1991 Stock Option Plan ("1991 Plan"), except that any provision which is in the discretion of the Plan Administrator under the 1991 Plan shall not apply to options granted to nonemployee directors pursuant to this plan.

     This plan shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, the Employee Retirement Income Security Act of 1974, or the rules thereunder.